independent member
BKR
INTERNATIONAL

יראל + שותפים
YAREL + PARTNERS
C.P.A (ISR.) רואי חשבון

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Modigene Inc.

Gentlemen:

We herby consent to the use of our Report of Independent Registered Public Accounting Firm, with respect to the consolidated financial statements of Modigene Inc. and its subsidiaries as of and for the year ended December 31, 2007, in the filing of Form 10-KSB/A.

Yarel + Partners
Yarel + Partners

Certified Public Accountants

Tel Aviv, Israel
November 17, 2008